UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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GENERAL MOTORS COMPANY

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G  E  N  E  R  A  L    M  O   T  O  R  S

April 28, 2017

Dear Fellow Shareholder:

Today we announced our 26th consecutive quarter of strong results. Your highly qualified Board of Directors and management team are executing a successful strategy that is transforming GM for the future. Our achievements include launching dozens of award-winning products around the world, advancing our mission to define and lead the future of personal mobility, delivering record financial results and returning substantial capital to shareholders.

As we continue to implement the plan that is delivering so much progress, one of our shareholders, hedge fund Greenlight Capital, has submitted a proposal that we believe would jeopardize the value of your investment in GM. We want to share more about what is underway at GM so you can better understand what is at stake and why we so strongly urge you to vote the enclosed WHITE proxy card FOR ALL of your Board’s nominees and AGAINST the Greenlight dual-class share proposal today.

Strong Operating Performance and Momentum

We are driving strong momentum at GM through excellent operating performance built on outstanding products and unparalleled brands. Every vehicle we make starts with a foundational commitment to safety, quality and performance, attributes the market is recognizing. We achieved the following in 2016:

∎	Fourth consecutive year of record global sales.

∎	More J.D. Power segment winners than any other automaker.

∎	12 models recommended by Consumer Reports.

∎	Highest overall U.S. customer loyalty of any U.S. automaker for second straight year.

At the same time, our intense focus on reducing costs and increasing efficiency is improving our current results and positioning the company to perform well throughout the business cycle.

We are also taking strategic actions to position GM’s business for long-term performance. Most significantly, in March we announced the sale of our Opel/Vauxhall business and GM Financial’s European operations to the PSA Group. This transaction represents another important step in making GM a more focused and more profitable company. Upon closing, we expect to immediately improve our cash flow generation by $1 billion per year, which will translate into greater return of capital for our shareholders. The transaction is also immediately expected to de-risk our business, which will allow us to increase our 2017 returns to shareholders by $2 billion.

Driving Forward with Innovative New Technology

We are also taking important steps to control our future. GM is establishing a leadership position in advanced technology vehicles, as evidenced by the award-winning Chevrolet Bolt EV, the world’s first electric vehicle to combine long range with affordable pricing. Additionally, we are leading in technologies that are reshaping the automotive landscape toward a future of personal mobility that includes ridesharing, car sharing and electric and autonomous vehicles.

Delivering Record-Setting Results

Based on our solid operating performance and ongoing commitment to innovation and technology, we delivered record earnings for the third consecutive year in 2016, and our 2017 first quarter earnings demonstrate that our strategic plan continues to produce strong results.

Returning Substantial Capital to All Shareholders

From 2012 through 2016, we returned $18 billion to shareholders through dividends and share repurchases. In 2017, we expect to return approximately $7 billion in cash to shareholders, including $2.2 billion in dividends. This brings total cash returns to shareholders from 2012 through 2017 to approximately $25 billion, which represents more than 90% of adjusted automotive free cash flow over the same period. The market is beginning to recognize our performance with our Total Shareholder Return for the 2016 calendar year leading all other major global automotive companies. GM is also an industry leader in return on invested capital. We are deploying capital where it is expected to deliver higher returns over the long term.

(2) Based on total estimated dividends and repurchases of $7.2B and net income to common stockholders of $9.3B, based on mid-point of 2017E guidance

Staying Focused

At this important time for our company, we believe Greenlight’s proposal presents unprecedented and unnecessary risks that will undermine our progress by injecting uncertainty into our capital structure, causing a likely downgrade of our credit ratings, threatening the value of our stock and creating significant governance conflicts.

Your highly qualified Board and world-class management team are taking all appropriate actions to continue successfully executing our well-defined strategy and delivering increased value for our shareholders. Your Board possesses the right combination of skills and experience required to advance our progress in accordance with our high standards of winning with integrity and strong corporate governance.

To support our efforts and oppose Greenlight’s risky and disruptive financial engineering experiment, your Board of Directors recommends that you vote FOR ALL of GM’s nominees and AGAINST Greenlight’s dual-class share proposal on the WHITE proxy card.

Anchored by our core values, we continue to work on your behalf to achieve our goal of a sustainable future for GM and our shareholders, customers, employees and communities. We appreciate your ongoing support.

Sincerely,

Mary T. Barra	Theodore M. Solso
Chairman & Chief Executive Officer	Independent Lead Director

If you have questions about how to vote your shares, or need additional assistance,

please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 825-8964    Banks and Brokers Call Collect: (212) 750-5833

REMEMBER: We urge you NOT to vote using any green card sent to you by

Greenlight, as doing so will revoke your vote on the WHITE proxy card.

Forward Looking Statements: This document may include forward-looking statements. These statements are based on current expectations about possible future events and thus are inherently uncertain. Our actual results may differ materially from forward-looking statements due to a variety of factors, including: (1) our ability to deliver new products, services and experiences that attract new, and are desired by existing, customers and to effectively compete in autonomous, ride-sharing and transportation as a service; (2) sales of full-size pick-up trucks and SUVs, which may be affected by increases in the price of oil; (3) the volatility of global sales and operations; (4) aggressive competition, including the impact of new market entrants; (5) changes in, or the introduction of novel interpretations of, laws, regulations or policies particularly those relating to free trade agreements, tax rates and vehicle safety and any government actions that may affect the production, licensing, distribution, pricing, or selling of our products; (6) our joint ventures, which we cannot operate solely for our benefit and over which we may have limited control; (7) compliance with laws and regulations applicable to our industry, including those regarding fuel economy and emissions; (8) costs and risks associated with litigation and government investigations; (9) compliance with the terms of the Deferred Prosecution Agreement; (10) our ability to maintain quality control over our vehicles and avoid recalls and the cost and effect on our reputation and products; (11) the ability of suppliers to deliver parts, systems and components without disruption and on schedule; (12) our dependence on our manufacturing facilities; (13) our ability to realize production efficiencies and cost reductions; (14) our ability to successfully restructure operations in various countries; (15) our ability to manage risks related to security breaches and other disruptions to vehicles, information technology networks and systems; (16) our ability to develop captive financing capability through GM Financial; (17) significant increases in pension expense or projected pension contributions; (18) significant changes in the economic, political, and regulatory environment, market conditions, and foreign currency exchange rates; and (19) uncertainties associated with the consummation of the sale of Opel/Vauxhall to the PSA Group, including satisfaction of the closing conditions. A further list and description of these risks, uncertainties and other factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our subsequent filings with the Securities and Exchange Commission. GM cautions readers not to place undue reliance on forward-looking statements. GM undertakes no obligation to update publicly or otherwise revise any forward-looking statements.

Non-GAAP Measures: See our Form 10-K and Form 10-Q reports filed with the SEC for a description of certain non-GAAP measures used by GM, including EBIT-adjusted, EPS-diluted adjusted, ROIC-adjusted, and adjusted automotive free cash flow, along with a description of various uses for such measures. Our calculation of these non-GAAP measures are set forth within these reports and may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related U.S. GAAP measures.

Important Additional Information Regarding Proxy Solicitation: General Motors Company (“GM”) has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for GM’s 2017 Annual Meeting. GM, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of GM’s directors and executive officers and their respective interests in GM by security holdings or otherwise is set forth in the definitive proxy statement. Details concerning the nominees of GM’s Board of Directors for election at the 2017 Annual Meeting are included in the definitive proxy statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING WHITE PROXY CARD, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders can obtain a copy of the definitive proxy statement and other relevant documents filed by GM free of charge from the SEC’s website, www.sec.gov. GM’s shareholders can also obtain, without charge, a copy of the definitive proxy statement and other relevant documents filed by GM by directing a request by mail to GM Shareholder Relations at General Motors Company, Mail Code 482-C23-D24, 300 Renaissance Center, Detroit, Michigan 48265 or by email to shareholder.relations@gm.com, by calling GM’s proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-877-825-8964, or from the investor relations section of GM’s website, http://www.gm.com/investors.

Reconciliation of EBIT-Adjusted and EPS-Diluted-Adjusted ($B, except Margin and EPS)	2013	2014	2015	2016

Net income attributable to stockholders	5.3	3.9	9.7	9.4
Subtract:
Automotive Interest Expense	(0.3)	(0.4)	(0.4)	(0.6)
Automotive Interest Income	0.2	0.2	0.2	0.2
Gain (loss) on extinguishment of debt	(0.2)	0.2	0.4	—
Income Tax Benefit (Expense)	(2.1)	(0.2)	1.9	(2.4)
Add Back Special Items(1) :
Ignition switch recall and related legal matters	—	0.4	1.8	0.3
Recall campaign catch-up adjustment	—	0.9	—	—
Thailand asset impairments	—	0.2	0.3	—
Venezuela currency devaluation and asset impairment	0.2	0.4	0.7	—
Russia exit costs and asset impairment	—	0.2	0.4	—
Goodwill impairment charges	0.4	0.1	—	—
Korea wage litigation	(0.6)	—	—	—
Holden asset impairments	0.5	—	—	—
India asset impairments	0.3	—	—	—
Chevrolet Europe exit costs	0.6	—	—	—
Gain on sale of equity investment in Ally Financial	(0.5)	—	—	—
Other	(0.1)	0.1	—	—
Total Special items	0.8	2.3	3.2	0.3
EBIT-Adjusted	8.6	6.5	10.8	12.5
Costs related to Recall	—	2.8	—	—
EPS-diluted-adjusted	5.5%	6.0%	7.1%	7.5%
Diluted earnings per common share	2.38	1.65	5.91	6.00
Adjustments	1.11	1.73	1.68	0.19
Tax effect of adjustments	(0.03)	(0.33)	(0.13)	(0.07)
Tax adjustments	(0.28)	—	(2.44)	—
Impact of costs related to recall	—	1.07	—	—

(1) Included in operating income
Reconciliation of Adjusted Automotive Free Cash Flow ($B)	2013	2014	2015	2016

Automotive Operating Cash Flow	11.0	10.1	10.0	14.3
Less: Capital Expenditures	(7.5)	(7.0)	(7.8)	(9.4)
Adjustments(1)	0.2	—	—	2.0
Adj. Automotive Free Cash Flow	3.7	3.1	2.2	6.9
Recall Related(2)	—	1.6	2.5	—
Adj. Automotive Free Cash Flow - Excluding Recall	3.7	4.7	4.8	6.9

(1) Additional information on adjustments available in respective Form 10-K or 10-Q (2) Incremental costs related to 2014 ignition switch recall Note: Results may not sum due to rounding

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